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                                                                       EXHIBIT 1


        BT Capital Partners classified as a corporation and is an indirect subsidiary of Bankers Trust New York Corporation, which is classified as a holding company. The chain of ownership from Bankers Trust New York Corporation to the Purchasers is shown below.

                       Bankers Trust New York Corporation
                         |                             |
                       100%                          100%
                         |                             |
           BT Holdings (New York), Inc.      Bankers Trust Company
                         |
                       100%
                         |
             BT Capital Partners, Inc.






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